UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 9, 2014

Cleveland BioLabs, Inc.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street

Buffalo, NY 14203

(Address of Principal Executive Offices and zip code)

(716) 849-6810

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 9, 2014, Cleveland BioLabs, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was afforded an additional 180 calendar day period to regain compliance with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”). The notification has no immediate effect on the listing of the Company’s common stock on The Nasdaq Capital Market.

As previously disclosed by the Company on the Current Report on Form 8-K filed on March 11, 2014 with the Securities and Exchange Commission, on March 10, 2014 the Company received a written notification from NASDAQ notifying the Company that it had failed to comply with the Rule because the bid price for the Company’s common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing. In accordance with NASDAQ’s Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until September 8, 2014, to regain compliance with the Rule. At the beginning of September 2014, the Company determined that it would not be in compliant with the Rule by September 8, 2014, which would subject the Company’s common stock to delisting from the Nasdaq Capital Market. As a result, the Company notified NASDAQ and applied for an extension of the cure period, as permitted under the original notification.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), NASDAQ granted a second grace period of 180 calendar days, or until March 9, 2015, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of the Company’s common stock must be at least $1.00 for a minimum of ten consecutive business days. If the Company fails to regain compliance by March 9, 2015, the Company’s stock will be subject to delisting by NASDAQ.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements. These options include effecting a reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland BioLabs, Inc.

Date: September 10, 2014	By:	/s/ YAKOV KOGAN
	Name:	Yakov Kogan
	Title:	Chief Executive Officer